Exhibit 99.1

LPL Financial Announces Financial Results for Fourth Quarter and Full Year 2014
- The Company surpassed 14,000 financial advisors, adding 363 net new advisors in 2014 -
- Advisory and brokerage assets grew 8.4% year-over-year to $475.1 billion -
- Conducted $125.1 million in fourth quarter share repurchases buying back 2.9 million shares -

Boston, MA - February 19, 2015 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,104.3 million in the fourth quarter of 2014, up 0.9% compared to net revenue of $1,093.9 million in the fourth quarter of 2013.

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Financial Highlights	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,104,268	$1,093,930	0.9%	$4,373,662	$4,140,858	5.6%
Net Income	$48,545	$44,418	9.3%	$178,043	$181,857	(2.1)%
Earnings Per Share — diluted	$0.49	$0.43	14.0%	$1.75	$1.72	1.7%
Non-GAAP Measures (unaudited):
Adjusted Earnings	$66,044	$65,229	1.2%	$247,621	$258,805	(4.3)%
Adjusted Earnings Per Share	$0.66	$0.63	4.8%	$2.44	$2.44	—%
Adjusted EBITDA	$137,953	$124,190	11.1%	$516,507	$511,438	1.0%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.
"With the addition of 126 net new advisors in the fourth quarter, we achieved a notable milestone in 2014, as we now support over 14,000 advisors," stated Mark Casady, chairman and CEO of LPL Financial. "This growth, combined with existing advisor productivity and market appreciation, drove advisory and brokerage assets up 8.4% to $475 billion for the year. This result included a record $18 billion in net new advisory assets, benefiting in part from the strong growth in our hybrid RIA solution. The success we had this year driving growth into the fundamentals of our business reflects the strength of our value proposition to support advisors to grow their businesses."
Mr. Casady continued, "From a strategic perspective, we continued to enhance the client experience in 2014 by developing new technology to help drive efficiency in their businesses. In addition, we continued to strengthen our risk and compliance capabilities by initiating a multi-year redesign of our surveillance and supervision systems to protect our advisors and their clients and to lower our risk profile. We believe these investments solidify our position in the industry as a leading destination for advisors seeking to provide independent, objective advice."
LPL Financial's chief financial officer, Dan Arnold, noted, "Strong fundamentals drove revenue growth of 6% for 2014 to a record $4.4 billion. Our core G&A expenses excluding regulatory charges declined 2% year-over-year for the fourth quarter and increased 5% for the year. This level of G&A growth for the year was in-line with our long-term target as we balanced new investment in our business with expense saving measures, such as our Service Value Commitment initiative. Adjusted earnings per share of $2.44 remained flat for the year as growth generated by our core business was offset by the headwinds from a decline in our cash sweep revenue and charges related to the resolution of regulatory matters."

Mr. Arnold concluded, “In the fourth quarter, we continued to demonstrate our commitment to returning capital to shareholders by conducting $125 million in share repurchases, buying back 2.9 million shares, and paying $24 million in dividends. These distributions extended our full-year return of capital to shareholders from repurchases and dividends to $371 million, which equates to $3.65 per share."

	December 31,
	2014	2013	% Change
Metric Highlights (unaudited)
Advisors	14,036	13,673	2.7%
Advisory and Brokerage Assets (billions)(1)	$475.1	$438.4	8.4%
Advisory Assets Under Custody (billions)(2)	$175.8	$151.6	16.0%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•	Asset Growth Trends.

◦
Net new advisory assets, which exclude the impact of market movement, were $4.1 billion for the three months ended December 31, 2014, primarily driven by strong advisor productivity and the continued addition of independent registered investment advisors ("Independent RIAs").

◦
Assets under custody on LPL Financial's Independent RIA platform, which provides advisory fee- and commission-based capabilities for Independent RIAs grew 44.4% to $90.8 billion as of December 31, 2014, representing 322 Independent RIA firms, compared to $62.9 billion and 285 Independent RIA firms as of December 31, 2013.

•	Revenue Growth. Key contributors to fourth quarter net revenue growth of 0.9% year-over-year included:

◦	Advisory revenue increased 10.0% for the fourth quarter of 2014 compared to the prior year period, driven by sustained advisor productivity, market appreciation, and net new advisor growth.

◦
Attachment revenue, defined as non gross dealer concessions revenue, increased 3.1% for the fourth quarter of 2014 compared to the prior year period, driven by overall asset growth within the category of asset-based fees and increased trading on our advisory platform under transaction and fees.

◦
Commission revenue decreased 5.0% for the fourth quarter of 2014 compared to the prior year period as alternative investment sales returned to a normalized range relative to the elevated sales that occurred in the second half of 2013, and the Company experienced soft fixed annuity product sales as interest rates remain historically low.

◦
Recurring revenue for the fourth quarter of 2014 expanded 4.8% year-over-year to 68.9% of net revenue, driven in part by growth in the Company's advisory business. Recurring revenue includes revenue from asset-based fees, advisory fees, trailing commissions, cash sweep revenue and certain other advisor and account based fees.

•
Cash Sweep Program Performance. Revenue generated from the Company's cash sweep programs declined 7.2% to $25.8 million in the fourth quarter of 2014 compared to $27.8 million in the prior year period. This decline was primarily driven by the insured cash account ("ICA") program fee decreasing by 7 basis points due to fee compression in bank contracts over the last 12 months, which lowered the ICA fee in the fourth quarter of 2014 to 55 basis points compared to 62 basis points in the prior year period.

•
Regulatory Charges. The Company incurred $4.9 million of regulatory charges in the fourth quarter, which primarily reflect the expense for addressing the resolution of ongoing regulatory matters. For the year, the Company had $36.3 million of regulatory charges related to the cost of regulatory remediation, which includes fines and restitution. The charges for 2014 were approximately four times the level of charges the Company incurred over the prior two year average.

•	Capital Management Activity

◦
The Company spent $125.1 million in the fourth quarter to buy back 2.9 million shares of its common stock, at an average price per share of $42.98. For the year, the Company spent $275.1 million to buy back 5.9 million shares at an average share price of $46.63. Since its initial public offering in 2010, the Company has repurchased 21.1 million shares at an average price per share of $37.00 as of December 31, 2014.

◦
The Company's Board of Directors approved a 4.2% increase to the quarterly cash dividend to $0.25 per share of the Company's common stock, to be paid on March 16, 2015, to all shareholders of record on March 2, 2015. The declarations of any future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

Operational Highlights

•	Industry Recognition of LPL Financial Advisors. Several leading financial publications have recently honored advisors affiliated with LPL Financial for their outstanding performance and service.
LPL-affiliated advisory firm Carson Wealth Management Group in Omaha, Nebraska, founded by Ron Carson, was named a 'Top Performer' in the InvestmentNews 2014 Financial Performance Study of Advisory Firms, which recognized top-performing practices in the industry.
Bank Investment Consultant, a leading information provider for financial advisors and program managers with banks and credit unions, recognized six financial institution advisors affiliated with LPL Financial in its list of the Top 50 Bank Advisors of 2014, including an LPL Financial advisor that earned the top spot on the list.
WealthManagement.com and REP. Magazine named five LPL Financial advisors in its Top 50 Next Generation Advisor list, which ranked the top advisors under 40.

•
LPL Financial Launched a New Resource Center To Better Serve Advisors and Institutions. The new portal was designed to provide streamlined access to the breadth of LPL Financial’s resources and create added value to advisors by generating efficiencies in managing and growing their businesses.

•
David Reich named one of 401k Wire's Most Influential of 2014. LPL Financial's executive vice president of Retirement Partners, David Reich, was recently ranked eighth among the 100 Most Influential People of 2014 by 401k Wire. David Reich joined LPL Financial in 2011 and within his tenure has built out the retirement platform by implementing new services and technology used by advisors to support their retirement plan business. As of year-end LPL Financial supports over an estimated 40,000 businesses with approximately $115 billion in plan assets that are in addition to our $475 billion in retail assets.

•
LPL Financial Won Two 2014 Learning in Practice Awards. LPL Financial was awarded the gold in Strategy and the bronze in Collaboration, recognizing the Company's exceptional leadership in developing and executing two landmark organizational development and training programs: LPL U, a corporate university with colleges aligned to specific learning needs of various business groups, and Pathways Career Development Center. In addition to the Learning In Practice Awards, LPL Financial won a silver Brandon Hall Group Excellence in Learning Award for Best in Learning Strategy and Governance for its "Smarter, Simpler, More Personal Integrated Talent Management" program.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 8:00 a.m. ET on Thursday, February 19, 2015. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 62844261. For additional information, please visit the Company's website to access the Q4 2014 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 62844261. The telephonic replay will be available until 11:59 p.m. ET on February 26, 2015.

LPL Financial Holdings Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Revenues
Commission	$528,355	$556,176	(5.0)%	$2,118,494	$2,077,566	2.0%
Advisory	339,943	308,931	10.0%	1,337,959	1,187,352	12.7%
Asset-based	122,101	112,272	8.8%	476,595	430,990	10.6%
Transaction and fee	93,537	89,444	4.6%	369,821	361,252	2.4%
Other	20,332	27,107	(25.0)%	70,793	83,698	(15.4)%
Net revenues	1,104,268	1,093,930	0.9%	4,373,662	4,140,858	5.6%
Expenses
Production	768,917	773,811	(0.6)%	3,047,717	2,892,844	5.4%
Compensation and benefits	104,370	101,650	2.7%	421,829	400,967	5.2%
General and administrative	99,209	108,293	(8.4)%	422,441	373,368	13.1%
Depreciation and amortization	26,227	22,052	18.9%	96,845	83,503	16.0%
Restructuring charges	8,179	10,335	(20.9)%	34,652	30,186	14.8%
Other	—	(15)	(100.0)%	—	9,279	(100.0)%
Total operating expenses	1,006,902	1,016,126	(0.9)%	4,023,484	3,790,147	6.2%
Non-operating interest expense	12,887	13,256	(2.8)%	51,538	51,446	0.2%
Loss on extinguishment of debt	3,943	—	100.0%	3,943	7,962	(50.5)%
Total expenses	1,023,732	1,029,382	(0.5)%	4,078,965	3,849,555	6.0%
Income before provision for income taxes	80,536	64,548	24.8%	294,697	291,303	1.2%
Provision for income taxes	31,991	20,130	58.9%	116,654	109,446	6.6%
Net income	$48,545	$44,418	9.3%	$178,043	$181,857	(2.1)%
Earnings per share
Basic	$0.50	$0.44	13.6%	$1.78	$1.74	2.3%
Diluted	$0.49	$0.43	14.0%	$1.75	$1.72	1.7%
Weighted average shares outstanding — basic	97,853	101,812	(3.9)%	99,847	104,698	(4.6)%
Weighted average shares outstanding — diluted	99,469	103,411	(3.8)%	101,651	106,003	(4.1)%

The Company reports Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Net income	$48,545	$44,418	$178,043	$181,857
Non-operating interest expense	12,887	13,256	51,538	51,446
Provision for income taxes	31,991	20,130	116,654	109,446
Amortization of intangible assets	9,822	9,731	38,868	39,006
Depreciation and amortization of fixed assets	16,405	12,321	57,977	44,497
EBITDA	119,650	99,856	443,080	426,252
EBITDA Adjustments:
Employee share-based compensation expense(a)	5,159	4,029	21,246	15,434
Acquisition and integration related expenses(b)	650	12,534	1,414	19,890
Restructuring and conversion costs(c)	8,177	9,887	34,783	30,812
Debt amendment and extinguishment costs(d)	4,361	—	4,361	7,968
Other(e)	(44)	(2,116)	11,623	11,082
Total EBITDA Adjustments	18,303	24,334	73,427	85,186
Adjusted EBITDA	$137,953	$124,190	$516,507	$511,438

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Net income	$48,545	$44,418	$178,043	$181,857
After-Tax:
EBITDA Adjustments(f)
Employee share-based compensation expense(g)	3,397	2,854	14,175	11,109
Acquisition and integration related expenses(h)	399	7,733	366	10,919
Restructuring and conversion costs	5,021	6,100	21,357	19,011
Debt amendment and extinguishment costs	2,678	—	2,678	4,916
Other(i)	(27)	(1,880)	7,137	6,926
Total EBITDA Adjustments	11,468	14,807	45,713	52,881
Amortization of intangible assets(f)	6,031	6,004	23,865	24,067
Adjusted Earnings	$66,044	$65,229	$247,621	$258,805
Adjusted Earnings per share(j)	$0.66	$0.63	$2.44	$2.44
Weighted average shares outstanding — diluted	99,469	103,411	101,651	106,003
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(a)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(b)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, that may be required to be made to former shareholders of certain acquired entities.

(c)	Represents organizational restructuring charges, conversion, and other related costs resulting from the expansion of the Company's Service Value Commitment initiative.

(d)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding under prior senior secured credit facilities, including the accelerated recognition of unamortized debt issuance costs that had no economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new or amended senior secured credit facilities.

(e)
Results for the three and twelve months ended December 31, 2014 include approximately $0.4 million and $9.6 million, respectively, in parallel rent, property tax, common area maintenance expenses, and fixed asset disposals incurred in connection with the Company's relocation to its San Diego office building. Results for the three months ended December 31, 2013 include a $2.3 million gain related to the sale of an equity investment. Results for the year ended December 31, 2013 include costs related to the NestWise Closure, consisting of: i) the derecognition of $10.2 million of goodwill; ii) $8.4 million of fixed asset charges that were determined to have no future economic benefit; iii) severance and termination benefits; and iv) a $9.3 million decrease in the estimated fair value of contingent consideration as related milestones were not achieved. Results for the year ended December 31, 2013 also include $2.7 million of severance and termination benefits related to a change in management structure, and a $2.3 million gain related to the sale of an equity investment. Other amounts include certain excise and other taxes.

(f)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35.0% and the applicable effective state rate, which was 3.6% and 3.3%, net of the federal tax benefit, for the periods ended December 31, 2014 and 2013, respectively, except as discussed in footnotes (g) and (h) below.

(g)	Includes the impact of incentive stock options granted to employees that qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction.

(h)
The results for the twelve months ended December 31, 2013 include reductions of expense of $3.8 million relating to the estimated fair value of contingent consideration for the stock acquisition of Concord Capital Partners, Inc., that is not deductible for tax purposes.

(i)
Results for the year ended December 31, 2013 include the impact of: i) the derecognition of $10.2 million of goodwill and ii) a $9.3 million decrease in the estimated fair value of contingent consideration related to the NestWise Closure. Results for the three months ended December 31, 2013 include $1.5 million decrease in the estimated fair value of contingent consideration related to the NestWise Closure. Other amounts include the after-tax expense of excise and other taxes.

(j)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis, as calculated in accordance with GAAP, to Adjusted Earnings per share:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Earnings per share — diluted	$0.49	$0.43	$1.75	$1.72
After-Tax:
EBITDA Adjustments per share	0.11	0.14	0.45	0.49
Amortization of intangible assets per share	0.06	0.06	0.24	0.23
Adjusted Earnings per share	$0.66	$0.63	$2.44	$2.44
Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses, (c) restructuring and conversion costs, (d) debt extinguishment costs, (e) amortization of intangible assets resulting from various acquisitions, and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, growth, business strategies and plans, including statements relating to the Company’s future asset growth, future advisor recruitment, future improvements to the Company's risk management capabilities, the Company’s ability to realize benefits from improved risk management capabilities, future resolution of regulatory matters, future productivity and efficiency gains, and the Company's ability and plans to repurchase shares or pay dividends in the future, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates, and expectations as of February 19, 2015. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of advisory and brokerage assets; fluctuations in levels of net new advisory assets and the related impact on fee revenue; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; changes in the growth of the Company's fee-based business; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by securities regulators or self-regulatory organizations; the costs of settling and remediating issues related to pending or future regulatory matters; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to its Service Value Commitment initiative, including the Company's ability to successfully transform and transition business processes to third-party service providers; the Company's success in negotiating and developing commercial arrangements with third-party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from its Service Value Commitment initiative; the performance of third-party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks, and sourcing risks; the Company’s ability to recruit new advisors and attract new business to its platform; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2013 Annual Report on Form 10-K and any subsequent SEC filings, including the Company's 2014 Annual Report on Form 10-K. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.

About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is a leader in the financial advice market and serves $475 billion in retail assets. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,000 independent financial advisors and over 700 banks and credit unions. LPL Financial is the nation's largest independent broker-dealer since 1996 (based on total revenues, Financial Planning magazine, June 1996-2014), is one of the fastest growing RIA custodians with $91 billion in retail assets served, and acts as an independent consultant to over an estimated 40,000 retirement plans with an estimated $115 billion in retirement plan assets served. In addition, LPL Financial supports approximately 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have 3,384 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Brett Weinberg
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (980) 321-1904
Email: investor.relations@lpl.com	Email: brett.weinberg@lpl.com